EXHIBIT 99.1
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            BUFFETS, INC. ELECTS NOT TO PAY INTEREST ON SENIOR NOTES

EAGAN, Minn. -- January 3, 2008 -- Buffets, Inc. announced today that is has elected to take advantage of the 30-day grace period with respect to the missed interest payment due January 2, 2008 on its 12.5% Senior Notes due November 1, 2014. The aggregate amount of this interest payment is approximately $18.75 million. The company is taking advantage of the grace period to pursue restructuring discussions with its creditors. There can be no assurance that the company will reach an agreement on any such restructuring.

Failure to make the interest payments by January 31, 2008 would constitute an event of default under the indenture for the Senior Notes that would permit the indenture trustee or holders of 25% or more of the Senior Notes to accelerate the maturity of the Senior Notes. In addition, failure to make the interest payment within the grace period would constitute an event of default under Buffets $640 million credit facility that would permit the administrative agent or lenders holding in excess of 50% of the indebtedness outstanding under the credit facility to terminate any commitments to extend credit to the company and accelerate the maturity of the indebtedness outstanding.

ABOUT BUFFETS
Buffets, Inc., the nation's largest steak-buffet restaurant company, currently operates 626 restaurants in 39 states, comprised of 615 steak-buffet restaurants and eleven Tahoe Joe's Famous Steakhouse(R) restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet(R), HomeTown Buffet(R), Ryan's(R) and Fire Mountain(R) brands. Buffets employs approximately 37,000 team members and serves approximately 200 million customers annually. The company is currently offering multiple unit area development agreements to experienced restaurant operators across Florida and several western states. For more information about the Company, please visit www.Buffet.com and www.Ryansrg.com.

SAFE HARBOR STATEMENT
The statements contained in this release that are not historical facts are forward-looking. The risks and uncertainties involving forward-looking statements include, but are not limited to, changes in general and economic conditions, consumer confidence, discretionary spending patterns, the public's perception of buffets-style food service, negative publicity, competition, seasonality, weather, inflation, fuel and utility costs, the availability and cost of food products and restaurant labor, minimum wage increases, regulations, public health developments, interest rate fluctuations, political environment (including terrorism and wars), the degree of success integrating the Ryan's restaurants and capturing synergies, our ability to satisfy lending covenants and meet our debt service obligations. For a detailed discussion of risks and uncertainties, refer to the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 and in Buffets Holdings' Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2007. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.


CONTACT:   A. Keith Wall
           Chief Financial Officer
           Buffets Holdings, Inc.
           (651) 994-8608